SENSATA TECHNOLOGIES REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Record first quarter revenues demonstrate strong recovery
Swindon, United Kingdom – April 27, 2021 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its first quarter ended March 31, 2021.
Operating results for the first quarter of 2021 compared to the first quarter of 2020 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was a record $942.5 million, an increase of $168.3 million, or 21.7%, compared to $774.3 million in the first quarter of 2020.
•Revenue increased 18.8% from the first quarter of 2020 on an organic basis, which excludes a 2.9% increase from foreign currency exchange rates versus the prior-year period.
Operating income:
•Operating income was $157.5 million (16.7% of revenue), an increase of $98.9 million, or 168.7%, compared to operating income of $58.6 million (7.6% of revenue) in the first quarter of 2020.
•Adjusted operating income was $198.1 million (21.0% of revenue), an increase of $61.4 million, or 44.9%, compared to adjusted operating income of $136.7 million (17.7% of revenue) in the first quarter of 2020.
Earnings per share:
•Earnings per share was $0.34, an increase of $0.29, or 580.0%, compared to earnings per share of $0.05 in the first quarter of 2020.
•Adjusted earnings per share was $0.86, an increase of $0.33, or 62.3%, compared to adjusted earnings per share of $0.53 in the first quarter of 2020.
•Changes in foreign currency exchange rates had minimal impact on Sensata's adjusted earnings per share in the first quarter of 2021 compared to the prior-year period.
"Sensata's record first quarter revenues reflect a continuation of strong growth associated with recovery across our automotive, heavy vehicle and industrial markets. Beyond more robust end markets, Sensata's growth significantly outpaced the automotive market by 910 basis points and the heavy vehicle market by 1,070 basis points during the quarter,” said Jeff Cote, CEO and President of Sensata. "Despite widespread supply chain challenges, we are pleased with how effectively we are adapting to evolving conditions, clearly positioning Sensata to benefit from the overall business recovery."

Mr. Cote added, "We are continuing to execute well on our long-term growth strategy as evidenced by the recent acquisition of Xirgo Technologies in Smart & Connected and our new joint venture with Churod Electronics in Electrification, adding key medium-voltage electrical protection technologies to Sensata's extensive capabilities."
Sensata generated $104.5 million of operating cash flow in the first quarter of 2021, compared to $98.5 million in the prior-year period. The Company's free cash flow totaled $77.3 million in the first quarter of 2021 compared to $69.0 million in the prior-year period.
Segment Performance

	For the three months ended March 31,
$ in 000s	2021	2020
Performance Sensing
Revenue	$714,512	$568,689
Operating income*	$195,844	$135,046
% of Performance Sensing revenue	27.4%	23.7%

Sensing Solutions
Revenue	$228,016	$205,580
Operating income*	$66,894	$56,529
% of Sensing Solutions revenue	29.3%	27.5%
*    Includes adjustments for reclassification of Megatrend growth spend to corporate and other.
Guidance
"Sensata delivered strong financial performance in the first quarter, posting 19% organic revenue growth and 45% adjusted operating income growth from the prior-year period," said Paul Vasington, EVP and CFO of Sensata. "Accordingly, we are revising our full year financial guidance upward to reflect the recent acquisition of Xirgo Technologies, current market conditions, and Sensata's recent debt transactions. For full year 2021, we now expect revenue of $3,685 to $3,825 million and adjusted EPS of $3.20 to $3.50. For the second quarter of 2021, we expect revenue of $960 to $990 million and adjusted EPS of $0.84 to $0.90."

Full Year 2021 Guidance
$ in millions, except EPS	FY-21 Guidance	FY-20	Y/Y Change
Revenue	$3,685 - $3,825	$3,045.6	21% - 26%
organic growth			16% - 21%
Adjusted Operating Income	$755 - $805	$562.1	34% - 43%
Adjusted Net Income	$509 - $557	$349.2	46% - 60%
Adjusted EPS	$3.20 - $3.50	$2.21	45% - 58%

Versus the prior-year period, Sensata expects that changes in foreign currency exchange rates will increase revenues by approximately $58 million at the midpoint and adjusted earnings per share by approximately $0.03 at the midpoint for the full year 2021.

Q2 2021 Guidance
$ in millions, except EPS	Q2-21 Guidance	Q2-20	Y/Y Change
Revenue	$960 - $990	$576.5	67% - 72%
organic growth			58% - 63%
Adjusted Operating Income	$195 - $205	$75.0	160% - 173%
Adjusted Net Income	$134 - $144	$27.7	385% - 420%
Adjusted EPS	$0.84 - $0.90	$0.18	367% - 400%
Versus the prior-year period, Sensata expects that changes in foreign currency exchange rates will increase revenues by approximately $23 million at the midpoint and adjusted earnings per share by approximately $0.01 at the midpoint for the second quarter of 2021.

Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its first quarter 2021 financial results and its outlook for the second quarter and full year 2021. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411. Callers should reference the "Sensata Q1 2021 Financial Results Conference Call." A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until May 4, 2021. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10154379.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial, and aerospace industries. With more than 19,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income is defined as operating income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBITDA is defined as net income calculated in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and transaction related, (3) deferred gain or loss on commodities and other derivative instruments, and (4) step-up inventory amortization.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.
Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe that the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.

Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995, which relate to future events and are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance and financial condition, among other matters, may contain words or phrases such as: “believe,” “continue,” “expect,” “look ahead,” “predict,” or “will,” and other words and phrases of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected earnings, revenues, growth, liquidity or other financial matters, together with any statements related in any way to the COVID-19 pandemic including its impact on the Company. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, the following: future risks and existing uncertainties associated with the COVID-19 pandemic, which continues to have a significant adverse impact on our operations including, depending on the specific location, full or partial shutdowns of our facilities as mandated by government decree, government actions limiting our ability to adjust certain costs, significant travel restrictions, “work-from-home” orders, limited availability of our workforce, supplier constraints, supply chain interruptions, logistics challenges and limitations, and reduced demand from certain customers; uncertainties associated with a protracted economic slowdown that could negatively affect the financial condition of our customers and suppliers; uncertainties and volatility in the global capital markets; political, economic, military and other risks in countries outside of the United States; the impact of general economic conditions, geopolitical conditions and U.S. trade policies, legislation, trade disputes, treaties and tariffs, including those affecting China, on the Company’s business operations; risks associated with the improper conduct by any of our employees, customers, suppliers, distributors or any other business partners which could impair our business reputation and financial results and could result in our non-compliance with anti-corruption laws and regulations of the U.S. government and various foreign jurisdictions; changes in exchange rates of the various currencies in which the Company conducts business; the Company’s ability to obtain a consistent supply of materials, at stable pricing levels; changes in defense expenditures in the military market, including the impact of reductions or changes in the defense budgets of U.S. and foreign governments; the Company’s ability to compete successfully on the basis of technology innovation, product quality and performance, price, customer service and delivery time; the Company’s ability to continue to conceive, design, manufacture and market new products and upon continuing market acceptance of its existing and future product lines; difficulties and unanticipated expenses in connection with purchasing and integrating newly acquired businesses, including the potential for the impairment of goodwill and other intangible assets; events beyond the Company’s control that could lead to an inability to meet its financial covenants under its credit arrangements; the Company’s ability to access the capital markets on favorable terms, including as a result of significant deterioration of general economic or capital market conditions, or as a result of a downgrade in the Company’s credit rating; changes in interest rates; governmental export and import controls that certain of our products may be subject to, including export licensing, customs regulations, economic sanctions or other laws; cybersecurity threats or incidents that could arise on our information technology systems that could disrupt business operations and adversely impact our reputation and operating results and potentially lead to litigation and/or governmental investigations; changes in fiscal and tax policies, audits and examinations by taxing authorities, laws, regulations and guidance in the United States and foreign jurisdictions; any difficulties in protecting the Company’s intellectual property rights; and litigation, customer claims, product recalls, governmental investigations, criminal liability or environmental matters. In addition, the extent to which the COVID-19 pandemic will continue to impact our business and financial results going forward will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable.

A further description of these uncertainties and other risks can be found in the Company's 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other reports filed with the SEC. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended March 31,
	2021	2020
Net revenue	$942,528	$774,269
Operating costs and expenses:
Cost of revenue	635,349	566,406
Research and development	35,956	34,453
Selling, general and administrative	77,123	77,221
Amortization of intangible assets	32,064	33,092
Restructuring and other charges, net	4,582	4,498
Total operating costs and expenses	785,074	715,670
Operating income	157,454	58,599
Interest expense, net	(44,043)	(39,403)
Other, net	(39,397)	(12,281)
Income before taxes	74,014	6,915
Provision for/(benefit from) income taxes	20,281	(1,516)
Net income	$53,733	$8,431

Net income per share:
Basic	$0.34	$0.05
Diluted	$0.34	$0.05

Weighted-average ordinary shares outstanding:
Basic	157,764	157,599
Diluted	159,230	158,385

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,893,926	$1,861,980
Accounts receivable, net of allowances	641,161	576,647
Inventories	468,446	451,005
Prepaid expenses and other current assets	102,592	90,340
Total current assets	3,106,125	2,979,972
Property, plant and equipment, net	796,419	803,825
Goodwill	3,124,939	3,111,349
Other intangible assets, net	676,072	691,549
Deferred income tax assets	80,023	84,785
Other assets	161,614	172,722
Total assets	$7,945,192	$7,844,202

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$9,678	$757,205
Accounts payable	431,084	393,907
Income taxes payable	21,498	19,215
Accrued expenses and other current liabilities	311,261	324,830
Total current liabilities	773,521	1,495,157
Deferred income tax liabilities	262,673	259,857
Pension and other post-retirement benefit obligations	43,074	48,002
Finance lease and other financing obligations, less current portion	27,605	27,931
Long-term debt, net	3,961,397	3,213,747
Other long-term liabilities	86,279	94,022
Total liabilities	5,154,549	5,138,716
Total shareholders’ equity	2,790,643	2,705,486
Total liabilities and shareholders’ equity	$7,945,192	$7,844,202

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$53,733	$8,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,197	34,679
Amortization of debt issuance costs	1,711	1,631
Share-based compensation	5,099	6,084
Loss on debt financing	30,066	—
Amortization of intangible assets	32,064	33,092
Deferred income taxes	130	(4,100)
Loss on litigation judgment	—	29,200
Unrealized loss on derivative instruments and other	8,797	11,040
Changes in operating assets and liabilities, net of effects of acquisitions	(58,286)	(21,513)
Net cash provided by operating activities	104,511	98,544

Cash flows from investing activities:
Acquisitions, net of cash received	(20,406)	—
Additions to property, plant and equipment and capitalized software	(27,172)	(29,547)
Investments in debt and equity securities	(1,799)	(5,217)
Other	340	1,928
Net cash used in investing activities	(49,037)	(32,836)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	10,556	709
Payments of employee restricted stock tax withholdings	(221)	(15)
Proceeds from borrowings on debt	750,000	—
Payments on debt	(752,753)	(2,375)
Payments to repurchase ordinary shares	—	(35,175)
Payments of debt financing costs	(31,110)	—
Net cash used in financing activities	(23,528)	(36,856)
Net change in cash and cash equivalents	31,946	28,852
Cash and cash equivalents, beginning of period	1,861,980	774,119
Cash and cash equivalents, end of period	$1,893,926	$802,971

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	For the three months ended March 31,
	2021	2020
Performance Sensing	75.8%	73.4%
Sensing Solutions	24.2%	26.6%
Total	100.0%	100.0%

(percent of total revenue)	For the three months ended March 31,
	2021	2020
Americas	36.5%	43.9%
Europe	28.3%	29.4%
Asia/Rest of World	35.2%	26.7%
Total	100.0%	100.0%

(percent of total revenue)	For the three months ended March 31,
	2021	2020
Automotive*	58.2%	57.6%
Heavy vehicle and off-road	18.9%	16.9%
Industrial	9.6%	10.4%
Appliance and heating, ventilation and air-conditioning	6.4%	5.9%
Aerospace	3.5%	5.4%
All other	3.4%	3.8%
Total	100.0%	100.0%
*    Includes amounts reflected in the Sensing Solutions segment as follows: $11.5 million and $8.2 million of revenue in the three months ended March 31, 2021 and 2020, respectively.

Market Outgrowth (Unaudited)

	For the three months ended March 31, 2021
	Reported Growth	Organic Growth	End Market Growth
Automotive	22.6%	19.3%	10.2%	*
Heavy vehicle and off-road	35.7%	32.8%	22.1%
*    Excludes Toyota, adjusted for Sensata's geographic mix.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and EPS

($ in thousands, except per share amounts)	For the three months ended March 31, 2021
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$157,454	16.7%	$20,281	$53,733	$0.34
Non-GAAP adjustments:
Restructuring related and other	4,525	0.5%	(201)	7,291	0.05
Financing and other transaction costs (1)	4,571	0.5%	(3,103)	32,805	0.21
Step-up depreciation and amortization	29,696	3.2%	—	29,696	0.19
Deferred loss on derivative instruments	1,840	0.2%	(748)	2,245	0.01
Amortization of debt issuance costs	—	—%	—	1,711	0.01
Deferred taxes and other tax related (2)	—	—%	10,122	10,122	0.06
Total adjustments	40,632	4.3%	6,070	83,870	0.53
Adjusted (non-GAAP)	$198,086	21.0%	$14,211	$137,603	0.86
(1)    Includes a $30.1 million loss recognized related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs. The loss is presented in other, net in our condensed consolidated statement of operations.
(2)    Includes $10.1 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

($ in thousands, except per share amounts)	For the three months ended March 31, 2020
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$58,599	7.6%	$(1,516)	$8,431	$0.05
Non-GAAP adjustments:
Restructuring related and other (1)	43,757	5.7%	(9,269)	38,188	0.24
Financing and other transaction costs	1,734	0.2%	—	1,734	0.01
Step-up depreciation and amortization	32,271	4.2%	—	32,271	0.20
Deferred loss on derivative instruments	309	0.0%	—	5,884	0.04
Amortization of debt issuance costs	—	—%	—	1,631	0.01
Deferred taxes and other tax related	—	—%	(4,931)	(4,931)	(0.03)
Total adjustments	78,071	10.1%	(14,200)	74,777	0.47
Adjusted (non-GAAP)	$136,670	17.7%	$12,684	$83,208	$0.53
(1)    Includes a $29.2 million loss recorded through cost of revenue in the first quarter of 2020 related to a judgment against us in an intellectual property litigation with Wasica Finance GmbH. We settled this litigation in the third quarter 2020; refer to our 2020 Annual Report on Form 10-K for additional information.

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended March 31,
	2021	2020

Cost of revenue (1)	$2,415	$35,994
Selling, general and administrative	4,388	6,182
Amortization of intangible assets	29,247	31,397
Restructuring and other charges, net	4,582	4,498
Operating income adjustments	40,632	78,071
Interest expense, net	1,711	1,631
Other, net (2)	35,457	9,275
Provision for/(benefit from) income taxes (3)	6,070	(14,200)
Net income adjustments	$83,870	$74,777
(1)    The first quarter of 2020 includes a $29.2 million loss recorded through cost of revenue related to a judgment against us in an intellectual property litigation with Wasica Finance GmbH. We settled this litigation in the third quarter 2020; refer to our 2020 Annual Report on Form 10-K for additional information.
(2)    The first quarter of 2021 includes a $30.1 million loss recognized related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs. The loss is presented in other, net in our condensed consolidated statement of operations.
(3)    The first quarter of 2021 includes $10.1 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

Free cash flow

($ in thousands)	Three Months Ended March 31,		% Change
	2021	2020
Net cash provided by operating activities	$104,511	$98,544	6.1%
Additions to property, plant and equipment and capitalized software	(27,172)	(29,547)	8.0%
Free cash flow	$77,339	$68,997	12.1%
Adjusted EBITDA

(In thousands)	LTM	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20
Net income/(loss)	$209,588	$53,733	$121,667	$76,729	$(42,541)	$8,431
Interest expense, net	176,397	44,043	47,417	44,129	40,808	39,403
Provision for/(benefit from) income taxes	23,152	20,281	(13,751)	15,181	1,441	(1,516)
Depreciation expense	122,198	31,197	31,464	28,928	30,609	34,679
Amortization of intangible assets	128,521	32,064	31,152	32,562	32,743	33,092
EBITDA	659,856	181,318	217,949	197,529	63,060	114,089
Non-GAAP adjustments:
Restructuring related and other	57,926	7,366	12,902	(5,050)	42,708	42,557
Financing and other transaction costs	40,537	35,908	(832)	1,842	3,619	1,734
Deferred (gain)/loss on derivative instruments	(9,852)	2,993	(1,992)	(5,926)	(4,927)	5,884
Adjusted EBITDA	$748,467	$227,585	$228,027	$188,395	$104,460	$164,264
Net debt and leverage ratio

	As of:
($ in thousands)	3/31/21	12/31/20	12/31/19
Current portion of long-term debt, finance lease and other financing obligations (1)	$9,678	$757,205	$6,918
Finance lease and other financing obligations, less current portion	27,605	27,931	28,810
Long-term debt, net	3,961,397	3,213,747	3,219,885
Total debt, finance lease, and other financing obligations	3,998,680	3,998,883	3,255,613
Less: Discount	(8,416)	(9,605)	(11,758)
Less: Deferred financing costs	(30,495)	(28,114)	(24,452)
Total Gross indebtedness	4,037,591	4,036,602	3,291,823
Less: Cash and cash equivalents	1,893,926	1,861,980	774,119
Net Debt	$2,143,665	$2,174,622	$2,517,704

Adjusted EBITDA (LTM)	$748,467	$685,146	$900,137
Net leverage ratio	2.9	3.2	2.8
(1)    On February 3, 2021, we announced that we intended to redeem in full the $750.0 million aggregate principal amount outstanding on our 6.25% Senior Notes due 2026. Because we had not issued our 2020 Annual Report on Form 10-K, we determined that these notes should be classified as current on our consolidated balance sheet as of December 31, 2020.

Guidance

	For the three months ending June 30, 2021
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$160.3	$168.8	$92.2	$99.7	$0.59	$0.62
Restructuring related and other	5.5	6.0	5.3	5.8	0.03	0.04
Financing and other transaction costs(a)	0.2	0.2	0.2	0.2	—	—
Step-up depreciation and amortization(a)	29.0	30.0	29.0	30.0	0.18	0.19
Deferred (gain)/loss on derivative instruments(b)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	1.8	1.8	0.01	0.01
Deferred taxes and other tax related	—	—	5.5	6.5	0.03	0.04
Non-GAAP	$195.0	$205.0	$134.0	$144.0	$0.84	$0.90
Weighted-average diluted shares outstanding (in millions)					159	159

	For the full year ending December 31, 2021
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$617.5	$661.5	$303.0	$341.0	$1.90	$2.14
Restructuring related and other	16.0	18.0	18.5	20.5	0.12	0.13
Financing and other transaction costs(a)	5.2	5.2	33.5	33.5	0.21	0.21
Step-up depreciation and amortization(a)	114.5	118.5	114.5	118.5	0.72	0.75
Deferred (gain)/loss on derivative instruments(b)	1.8	1.8	2.2	2.2	0.01	0.01
Amortization of debt issuance costs	—	—	7.3	7.3	0.05	0.05
Deferred taxes and other tax related	—	—	30.0	34.0	0.19	0.21
Non-GAAP	$755.0	$805.0	$509.0	$557.0	$3.20	$3.50
Weighted-average diluted shares outstanding (in millions)					159	159
(a)    Amounts do not contemplate the effects of future acquisitions or financing transactions that occur beyond our most recent fiscal period end, including the acquisition of Xirgo Technologies and the additional issuance of 4.0% Senior Notes that occurred after the period end. Due to recent closing of the acquisition of Xirgo, the initial accounting is incomplete and we are not able to reasonably estimate the potential step-up depreciation and amortization implications thereof.
(b)    We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2021 operating results. In prior periods such adjustments have been significant in relation to our reported GAAP results.

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Investors:		Media:
Jacob Sayer		Alexia Taxiarchos
(508) 236-1666		(508) 236-1761
jsayer@sensata.com		ataxiarchos@sensata.com